EXHIBIT 99.1

Investor and Media Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports Third Quarter 2006 Results

Third Quarter Financial Highlights:

•	Net income: $10.7 million – down 73.0%

•	Diluted EPS: $0.25 - down 70.6%

•	Revenues: $427.2 million – down 31.3%

•	New orders: $120.1 million – down 82.0%

•	Backlog at September 30, 2006: $1.41 billion

•	Reduced projected 2006 diluted EPS to $2.50 to $3.00 from $2.75 to $3.25

•	Projected 2007 diluted EPS of $1.00 to $2.00

Bonita Springs, FL (November 7, 2006) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the third quarter of 2006. For the three months ended September 30, 2006, net income fell 73.0% to $10.7 million, compared with $39.7 million in the third quarter of 2005, while diluted earnings per share (EPS) fell 70.6% to $0.25 from $0.85. Revenues for the third quarter of 2006 were $427.2 million, compared with $621.9 million for the third quarter of 2005, a 31.3% decrease. The aggregate value of Traditional and Tower Homebuilding orders for the quarter fell 82.0% over the same period a year ago to $120.1 million, while the number of unit orders declined 81.5% to 140.

“Our results this quarter continue to reflect the impact of dramatically lower demand for our Florida traditional and tower homes,” said Jerry Starkey, WCI’s President and CEO. “Traditional home cancellations were about twice our historical rate during the quarter and we also experienced a higher rate of defaults in our Tower Division. The low order levels and defaults each had an impact on our earnings this quarter, as did our decision to abandon land option contracts, which resulted in a charge of $14.0 million or $0.25 EPS. Given the lack of visibility on demand, we have taken steps to operate the company through a protracted period of lower demand. We are making significant reductions to overhead, including reductions in our workforce that are expected to reduce our payroll, incentive and benefit costs about $60.0 million annually. We are also severely limiting our land spending and are pursuing the disposition of certain recreational amenity assets. The lower land spending is not expected to adversely impact our growth beyond 2007 as WCI already has considerable land holdings,

WCI Reports Third Quarter 2006 Results

November 7, 2006

which have a remaining projected build-out of approximately 18,500 units and were purchased an average of five years ago. Another 2,675 units are currently under option. We continue to focus on direct cost reductions in home construction and land development. For the next several quarters, WCI will focus on generating cash flow and reducing debt. Eight towers are expected to close in the fourth quarter of 2006, with another six expected to close in the first half of 2007. We are carefully monitoring the tower closings, as collecting these tower receivables is a key driver of our cash flow and debt reduction during this slower demand period. Attached to this release is a schedule of our towers under construction, which illustrates the percent sold, expected closing date, and average deposit collected per tower. Also attached is an updated land table. We hope our investors find this expanded information useful.”

For the nine month period ended September 30, 2006, net income totaled $73.6 million compared with $131.6 million earned during the year-to-date 2005 while EPS declined 40.0% to $1.68 from $2.80 for the same period a year ago. Revenues decreased 13.1% to $1.53 billion from $1.76 billion in the year earlier period. For the nine month period ended September 30, 2006, the aggregate value of Traditional and Tower Homebuilding orders declined 64.1% over the same period a year ago to $693.3 million while the number of unit orders decreased 65.8% to 829. The company’s backlog fell to $1.41 billion, down 43.8% from $2.51 billion reported a year earlier.

Traditional Homebuilding

Third quarter 2006 revenues for Traditional Homebuilding, including lot sales, fell 31.9% to $211.9 million from $311.2 million for the third quarter of 2005. The company closed 279 homes compared with 582 for the same period a year ago. Florida revenues totaled $159.9 million or 75.5% of total Traditional Homebuilding revenues versus $220.9 million or 71.0% for the third quarter of 2005. Revenues from WCI’s Northeast Division accounted for 4.7% of Traditional Homebuilding revenues during the third quarter of 2006 versus 15.9% during the same period a year ago while the company’s Mid-Atlantic Division accounted for 19.8% and 13.1% for the third quarters of 2006 and 2005, respectively. Gross margin as a percentage of revenue for Traditional Homebuilding increased 290 b.p. to 22.6% for the third quarter of 2006, in part due to deposits retained on defaulted closings adding 80 b.p. and cost savings related to recently completed subdivision land development projects adding 104 b.p., partially offset by a 110 b.p. reduction due to asset impairments.

WCI Reports Third Quarter 2006 Results

November 7, 2006

For the third quarter of 2006, the value of Traditional Homebuilding orders declined 57.5% to $118.8 million. Gross demand was down 51.2%, however rising cancellations, at a rate of 34.2% versus 5.8% in the same period a year ago and a 30.7% cancellation rate in the second quarter of 2006, pushed net new orders down 66.0%. Two active adult communities in Florida accounted for over a third of the cancellations this quarter. The average price for Traditional Homebuilding orders for the third quarter of 2006 rose 25.0% to $825,000 compared with $660,000 for the third quarter of 2005, due entirely to mix changes, as the current quarter’s orders contained a smaller percentage of active adult homes, which carry a lower price. Incentives and discounts on new orders for the quarter averaged 9.5% vs. 4.8% for the homes closed in the quarter. Traditional Homebuilding backlog at September 30, 2006 was $1.02 billion, down 29.7% over the third quarter 2005’s $1.45 billion.

For the nine month period ended September 30, 2006, Traditional Homebuilding revenues decreased 1.7% to $757.0 million. The company closed 1,143 homes compared with 1,487 for the same period a year ago. Gross margin as a percentage of revenue rose to 22.0% versus 17.3% for the nine months ended September 30, 2006, primarily because gross margins were depressed during 2005 due to the impact of 2004 hurricanes on the timing of deliveries and resulting construction cost of homes in backlog. The company currently expects its gross margin as a percentage of Traditional Homebuilding revenue to range from 19% to 20% for the fourth quarter of 2006, and from 18% to 20% for 2007.

Tower Homebuilding

For the three months ended September 30, 2006, revenues in the Tower Homebuilding Division decreased 32.2% to $172.3 million from $254.0 million for the same period a year ago. Fewer sales in buildings under construction and less progression of percentage of completion among the 18 towers under construction and recognizing revenue during the third quarter of 2006, which have a total projected sell-out value of over $2.1 billion, contributed to the decline in revenues. In comparison, there were 20 towers, with a total sellout value of $2.2 billion, under construction and recognizing revenue during the third quarter 2005. No new towers began recognizing revenue during the third quarter of 2006 while four began revenue recognition in the third quarter of 2005. Tower Homebuilding gross margin as a percentage of revenue declined 707 b.p. to 18.0% for the quarter from 24.7% for the three months ended September 30, 2005. During each quarter, the company reviews the cost estimates for each tower under construction and makes adjustments to reflect actual increases or decreases in current and expected future costs. For the third quarter of 2006, $13.3

WCI Reports Third Quarter 2006 Results

November 7, 2006

million (780 b.p.) of unfavorable adjustments to estimates were made related to towers under construction. These adjustments included additional direct construction costs ($4.9 million,) additional estimated interest costs anticipated associated with longer tower construction cycles ($3.9 million,) an increase in the tower default reserve ($2.2 million,) and increases in building insurance costs ($2.3 million.)

Tower Homebuilding orders for the third quarter 2006 totaled negative four (comprised of nine new contracts less 13 defaults) versus 333 in the third quarter of 2005. No new towers converted to contract during the third quarter this year. Tower Homebuilding backlog at September 30, 2006 totaled $384.3 million, a 63.7% decrease over the $1.06 billion backlog at September 30, 2005. For the balance of the year, eight towers, consisting of 637 units and with a projected sell-out value of approximately $680.0 million, are expected to close. Those towers are over 94% sold.

During the quarter, the company completed and delivered one tower, consisting of 45 units, and experienced nine defaults in that tower plus another four defaults in other towers recently closed or under construction. For the nine months ended September 30, 2006, seven towers with 407 units were completed with a total of 19 defaults, producing a default rate of approximately 4.7%.

Year-to-date 2006, revenues in the Tower Homebuilding Division fell 13.0% to $606.2 million. Gross margin as a percentage of revenue declined to 21.5% from 25.5% the same period last year, due principally to cost adjustments in the second and third quarters of the year. Gross margin as a percentage of revenue for the Tower Homebuilding Division for the fourth quarter is expected to range from 24% to 25% and range from 20% to 23% for 2007.

Real Estate Services

Revenues for the Real Estate Services Division for the third quarter 2006 were $23.4 million, a 42.8% decrease from the $40.9 million recorded for the same period a year ago. The decline was primarily due to the continued slow market for new and resale homes during the quarter. Transactions for Prudential Florida WCI Realty declined 41.3% over the same period a year ago. Gross margin as a percentage of revenue for the period was 0.5% compared with 16.2% in the third quarter 2005.

For the nine month period, revenues in the Real Estate Services Division totaled $87.1 million, down 32.2% from the $128.5 million recorded for the nine months ended September 30, 2005. Gross

WCI Reports Third Quarter 2006 Results

November 7, 2006

margin as a percentage of revenue over the period decreased to 6.8% from 17.3% in the same period a year ago on weaker results from the company’s real estate brokerage and mortgage banking businesses.

Other Items

Revenues for the Amenities Division for the third quarter 2006 were $16.2 million, a 24.6% increase from $13.0 million for the same period a year ago. Gross margin totaled a loss of $3.3 million for the third quarter 2006 versus a loss of $1.5 million in the third quarter of 2005.

Land sale revenues for the third quarter 2006 totaled $1.4 million compared with $899,000 for the third quarter of 2005. Other revenue totaled $2.0 million. Gross margin on other revenue totaled a loss of $13.4 million, due primarily to the write-down of option deposits and other costs on three land parcels, that were terminated during the quarter. Approximately $12.3 million was related to a large Southwest Florida community where entitlements were delayed.

Other income, including hurricane costs and recoveries, for the three months ended September 30, 2006 totaled $9.5 million compared with $1.5 million in the third quarter of 2005. The September 30, 2006 figure includes $5.9 million of hurricane recoveries related to Hurricane Ivan, which impacted the company in September 2004. The company also recognized a $2.6 million gain on the sale of a 50.1% interest in a newly formed joint venture with an affiliate of Wells Fargo Home Mortgage. This mortgage company joint venture will replace the company’s mortgage banking operation.

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percentage of revenue for the third quarter 2006 totaled 10.5%, up from 7.4% in the third quarter of the previous year due to lower revenues. The effective income tax rate for the quarter of 24.9% benefited from a one-time tax benefit of $2.9 million. The company expects its tax rate going forward to approximate its recent historical rate of 38.0% to 39.0%.

Cash Flow/Financial Position/Balance Sheet

For the nine months ended September 30, 2006, net cash used in operating activities, including the purchase and development of real estate inventories, totaled $605.0 million compared with cash used of $115.2 million in the same period a year ago. The company expects a large inflow of cash in the next three to nine months related to the closing of 14 towers. In total, the closing of over 1,100 tower units over the period is expected to result in a net cash inflow of approximately $1.1 billion.

WCI Reports Third Quarter 2006 Results

November 7, 2006

On September 7th, 2006, the company’s Board of Directors increased WCI’s common stock share repurchase authorization by three million shares to a total of five million shares, to be made within predetermined parameters set by the company’s Board of Directors. On September 15th, 2006, WCI filed a form 8-K in which it stated that it had entered into an agreement pursuant to which the company could enter into call option transactions with respect to up to five million shares of its common stock. In mid-September through October, the company did purchase a series of capped call options, allowing it to repurchase up to five million shares of its common stock one year from the date of each option contract. The option payment that WCI paid an investment bank approximated $25.7 million, with approximately $20.3 million paid and recorded during the fourth quarter.

Total liquidity, measured as the sum of cash plus available capacity under the unsecured revolving facility, totaled approximately $379.9 million at September 30, 2006. In addition, letters of credit of $31.6 million were outstanding as of September 30, 2006. The maximum amount available to borrow under the company’s senior unsecured revolving credit facility is $930 million. The facility matures in June of 2010. The ratio of net debt to net capitalization increased to 65.4% compared with 58.4% at September 30, 2005 and 62.1% at June 30, 2006. The company continues to expect its net debt to net capitalization rate to fall significantly by the end of the year due to its seasonal pattern of deliveries, which historically is highest in the fourth quarter of the year. In addition, if the expectation of a high percentage of tower contracts closing as scheduled is realized, the company expects leverage to continue to fall during 2007.

Guidance

For 2006, the company currently projects the following:

•	EPS of $2.50 to $3.00, depending on traditional and tower homebuilding closings and certain land or recreational amenity sales

•	Revenues of $2.1 billion to $2.3 billion

•	Debt to Capital ratio of 59% - 62%

For 2007 the company currently projects the following:

•	EPS of $1.00 to $2.00, depending on traditional and tower homebuilding orders and land sales

•	Revenues of $1.3 billion to $1.7 billion

•	Traditional Homebuilding Division gross margins between 18% and 20%

•	Tower Homebuilding Division gross margins between 20% and 23%

•	Year-end Debt to Capital ratio of 49% - 52%

WCI Reports Third Quarter 2006 Results

November 7, 2006

Conference Call

WCI will conduct a conference call today at 10:00 AM EST in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (480) 629-9040 and asking for the WCI Communities conference call, reference code 11074608. A replay will be available after the call for a period of 36 hours by dialing (303) 590-3000 and entering conference code 11074608. The replay will also be available on the company’s website. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the low-$200,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build over 21,000 traditional and tower homes.

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www.wcicommunities.com

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Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; WCI’s ability to collect contract receivables from buyers purchasing homes as investments; availability of labor and materials and material increases in insurance, labor and material costs; increases in interest rates and availability of mortgage financing; increases in construction and homeowner insurance and availability of insurance, the level of consumer confidence; the negative impact of claims for contract rescission or cancellation by contract purchasers due to various factors including the increase in the cost of condominium insurance; adverse legislation or regulations; unanticipated litigation or adverse legal proceedings; changes in generally accepted accounting principles; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	September 30, 2006	December 31, 2005
Assets

Cash and cash equivalents	$21,454	$52,584
Contracts receivable	1,443,103	1,123,509
Real estate inventories	2,129,127	1,687,852
Property and equipment	281,979	208,205
Other assets	294,199	409,256

Total assets	$4,169,862	$3,481,406

Liabilities and Shareholders’ Equity

Accounts payable, accruals and other liabilities	$1,047,814	$1,070,047

Debt obligations:
Senior unsecured credit facility	571,556	94,050
Senior unsecured term note	300,000	300,000
Mortgages and notes payable	363,161	203,214
Senior subordinated notes	525,000	530,473
Junior subordinated notes	165,000	100,000
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	2,049,717	1,352,737

Total shareholders’ equity	1,072,331	1,058,622

Total liabilities and shareholders’ equity	$4,169,862	$3,481,406

Other Balance Sheet Data
Debt	$2,049,717	$1,352,737
Shareholders’ equity	1,072,331	1,058,622

Capitalization	$3,122,048	$2,411,359

Ratio of debt to capitalization	65.7%	56.1%

Debt, net of cash and cash equivalents	$2,028,263	$1,300,153
Shareholders’ equity	1,072,331	1,058,622

Capitalization, net of cash and cash equivalents	$3,100,594	$2,358,775

Ratio of net debt to net capitalization	65.4%	55.1%

Shareholders’ equity per share	$25.64	$23.86

WCI Communities, Inc.

Selected Revenues and Earnings Information

(Dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
REVENUES

Homebuilding:
Homes	$203,477	$300,439	$737,538	$740,726
Lots	8,420	10,763	19,473	29,695

Total traditional	211,897	311,202	757,011	770,421
Towers	172,324	254,023	606,153	696,436

Total homebuilding	384,221	565,225	1,363,164	1,466,857

Real estate services	23,412	40,905	87,083	128,513
Amenity membership and operations	16,172	13,038	63,534	56,814
Land sales	1,401	899	7,517	100,899
Other	2,035	1,820	6,126	5,323

Total revenues	427,241	621,887	1,527,424	1,758,406

GROSS MARGIN

Homebuilding:
Homes	46,184	58,214	161,708	124,738
Lots	1,704	3,237	5,132	8,165

Total traditional	47,888	61,451	166,840	132,903
Towers	31,077	62,672	130,105	177,305

Total homebuilding	78,965	124,123	296,945	310,208

Real estate services	114	6,648	5,926	22,180
Amenity membership and operations	(3,324)	(1,545)	(1,466)	(3,822)
Land sales	1,278	635	4,728	77,221
Other	(13,380)	185	(13,336)	139

Total gross margin	63,653	130,046	292,797	405,926

OTHER INCOME AND EXPENSES
Equity in losses from joint ventures	865	1,923	814	827
Other income	(3,090)	(964)	(5,248)	(4,917)
Hurricane recoveries, net	(6,437)	(503)	(6,435)	(2,364)
Selling, general and administrative,including real estate taxes, net	44,832	46,234	148,711	155,125
Depreciation and amortization	6,122	4,110	18,710	11,683
Interest expense, net	8,693	9,255	19,103	25,016
Expenses related to early repayment of debt	—	2,776	455	4,295

Income before minority interests and income taxes	12,668	67,215	116,687	216,261
Minority interests	(1,525)	2,101	(259)	1,974
Income tax expense	3,534	25,404	43,370	82,697

Net income	$10,659	$39,710	$73,576	$131,590

EARNINGS PER SHARE
Basic	$0.26	$0.89	$1.71	$2.93
Diluted	$0.25	$0.85	$1.68	$2.80

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	41,730	44,841	42,919	44,965
Diluted	42,335	46,766	43,795	46,946

OPERATING DATA
Interest incurred, excluding warehouse credit facility	$34,594	$26,644	$90,343	$76,403
Interest included in cost of sales	$17,099	$16,118	$50,464	$46,223

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the nine months ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$73,576	$131,590
Increase in real estate inventories	(383,158)	(145,409)
Increase in contracts receivable	(319,594)	(333,366)
(Decrease) increase in customer deposits	(52,365)	140,278
Decrease in restricted cash	72,518	20,356
(Decrease) increase in accounts payable and other liabilities	(67,024)	7,284
All other	71,053	64,053

Net cash used in operating activities	(604,994)	(115,214)

Cash flows from investing activities:
Net cash paid for acquisition	—	(136,558)
Other	(45,088)	(37,107)

Net cash used in investing activities	(45,088)	(173,665)

Cash flows from financing activities:
Net borrowings under debt obligations	698,502	308,815
All other	(79,550)	(41,002)

Net cash provided by financing activities	618,952	267,813

Net decrease in cash and cash equivalents	$(31,130)	$(21,066)

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
Net cash used in operating activities	$(604,994)	$(115,214)
Interest expense, net	19,103	25,016
Interest included in cost of sales	50,464	46,223
Expenses related to early repayment of debt	455	4,295
Income tax expense	43,370	82,697
Depreciation and amortization	18,710	11,683
Increase in real estate inventories	383,158	145,409
Increase in contracts receivable	319,594	333,366
Decrease (increase) in customer deposits	52,365	(140,278)
Decrease in restricted cash	(72,518)	(20,356)
Decrease (increase) in accounts payable and other liabilities	67,024	(7,284)
All other	(71,053)	(64,053)

Total EBITDA	$205,678	$301,504

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

WCI Communities, Inc.

Homebuilding Operational Data

(Dollars in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Combined Traditional and Tower Homebuilding
Homes Closed (Units)*	319	827	1,547	1,883
Net New Orders (Units)	140	756	829	2,427
Contract Values of New Orders	$120,046	$666,999	$693,249	$1,928,671
Average Selling Price Per New Order	$857	$882	$836	$795

Traditional Homebuilding
Homes Closed (Units)
Florida	219	460	950	1,221
Northeast U.S.	20	85	119	190
Mid-Atlantic U.S.	40	37	74	76

Total	279	582	1,143	1,487

Revenues, excluding lot revenues
Florida	$151,470	$210,168	$584,268	$548,513
Northeast U.S.	9,993	49,514	63,988	111,425
Mid-Atlantic U.S.	42,014	40,757	89,282	80,788

Total	$203,477	$300,439	$737,538	$740,726

Average Selling Price Per Home Closed
Florida	$692	$457	$615	$449
Northeast U.S.	500	583	538	586
Mid-Atlantic U.S.	1,050	1,102	1,207	1,063

Total	$729	$516	$645	$498

Net New Orders (Units)
Florida	100	370	490	1,373
Northeast U.S.	37	39	221	130
Mid-Atlantic U.S.	7	14	31	80

Company Total Total	144	423	742	1,583

Contract Values of New Orders
Florida	$90,722	$238,225	$408,537	$847,354
Northeast U.S.	21,900	26,291	115,839	80,916
Mid-Atlantic U.S.	6,146	14,858	40,950	102,645

Company Total Total	$118,768	$279,374	$565,326	$1,030,915

Average Selling Price Per New Order
Florida	$907	$644	$834	$617
Northeast U.S.	592	674	524	622
Mid-Atlantic U.S.	878	1,061	1,321	1,283

Total	$825	$660	$762	$651

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Tower Homebuilding
Homes Closed (Units)
Florida	40	245	404	396

Total	40	245	404	396

Revenues
Florida	$159,223	$254,023	$572,317	$696,436
Northeast U.S.	13,101	—	33,836	—

Total	$172,324	$254,023	$606,153	$696,436

Net New Orders (Units)
Florida	(4)	220	80	685
Northeast U.S.	—	113	7	159

Total	(4)	333	87	844

Contract Values of New Orders
Florida	$1,249	$282,482	$115,929	$749,157
Northeast U.S.	29	105,143	11,994	148,599

Total	$1,278	$387,625	$127,923	$897,756

Average Selling Price Per New Order
Florida	NM	$1,284	$1,449	$1,094
Northeast U.S.	—	930	1,713	935

Total	NM	$1,164	$1,470	$1,064
Towers under construction recognizing revenue during the period	18	20	24	22

	September 30,
	2006	2005
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values,
Traditional and Tower Homebuilding	$1,407,092	$2,508,130

Traditional Homebuilding
Backlog (Units)	1,296	2,344
Backlog Contract Values	$1,022,829	$1,451,746

Tower Homebuilding
Cumulative Units in Backlog	1,558	1,915
Cumulative Contract Values	$1,834,572	$2,153,769
Less: Cumulative Revenues Recognized	(1,450,309)	(1,097,385)

Backlog Contract Values	$384,263	$1,056,384

*	The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.
NM:	Data not meaningful

2006 Tower Profile (as of 9/30/06)

	# of Units in Bldg	Projected Sell-out Value	% Sold	% Complete	Average Deposit	HUD Bldg @	Initial Contract Conversion Date	Tower Construction Start Date	Expected Tower Closing Date[t]
Closed to Date
Anchorage at Jupiter Yacht Club	34	$32M	100%	100%	20%	No	2Q 2004	2Q 2004	Jan-06
Commodore at Jupiter Yacht Club	22	$21M	100%	100%	20%	No	2Q 2004	2Q 2004	Jan-06
San Andres at Lost Key	45	$28M	100%	100%	18%	No	4Q 2004	4Q 2004	Feb-06
Serano at Hammock Bay	116	$68M	100%	100%	20%	No	4Q 2004	3Q 2004	Apr-06
Navona at The Colony	100	$61M	99%	100%	20%	Yes	2Q 2004	2Q 2004	May-06
Santo Amaro at Lost Key	45	$27M	93%	100%	18%	No	4Q 2004	4Q 2004	Jun-06
LaSalbadora at Lost Key	45	$26M	80%	100%	17%	No	4Q 2004	4Q 2004	Aug-06

Totals	407	$262M	99%	100%	19%

Under Construction
One Singer Island	15	$48M	93%	95%	20%	No	2Q 2004	3Q 2004	Nov-06
Mosaic at Miami Beach	91	$124M	100%	95%	20%	No	3Q 2004	4Q 2004	Nov - Dec 06
Casa at Castella (The Colony)	24	$24M	75%	96%	16%	Yes	3Q 2004	1Q 2005	Nov - Dec 06
Mansion at Castella (The Colony)	24	$25M	67%	96%	15%	Yes	1Q 2005	1Q 2005	Nov - Dec 06
Villa at Castella (The Colony)	24	$27M	63%	96%	17%	Yes	2Q 2005	1Q 2005	Nov - Dec 06
Costa Verano at Jacksonville Beach	100	$94M	95%	97%	20%	No	4Q 2004	3Q 2004	Dec 06 - Jan 07
Resort at Singer Island Condo	66	$106M	100%	93%	20%	Yes	3Q 2004	3Q 2004	Dec 06 - Jan 07
Resort at Singer Island Condo/Hotel*	229	$152M	100%	93%	20%	Yes	3Q 2004	3Q 2004	Dec 06 -Jan 07
Tuscany at Hammock Dunes	64	$82M	89%	88%	20%	No	4Q 2004	2Q 2005	Dec 06 - Jan 07
Lesina at Hammock Bay	116	$130M	64%	85%	19%	Yes	2Q 2005	3Q 2005	Mar - Apr 07
The Galia at Lost Key Marina	70	$51M	56%	83%	19%	No	4Q 2005	4Q 2005	Mar - Apr 07
One Bal Harbour Condo	185	$377M	100%	90%	19%	Yes	4Q 2003	2Q 2004	Mar - Apr 07
One Bal Harbour Condo/Hotel*	115	$111M	100%	85%	20%	Yes	4Q 2004	2Q 2004	Mar - Apr 07
Le Jardin at Hammock Dunes	26	$67M	69%	65%	18%	No	4Q 2005	4Q 2005	May - Jun 07
Castillo at Westshore	80	$81M	90%	69%	18%	Yes	3Q 2005	4Q 2005	Jun- Jul 07
San Anton at Lost Key	54	$39M	80%	77%	19%	No	2Q 2005	3Q 2005	Jun- Jul 07
The Watermark^	206	$233M	86%	48%	10%	Yes	2Q 2005	3Q 2005	Sept - Oct 07
Florencia at The Colony	116	$123M	78%	60%	19%	Yes	3Q 2005	3Q 2005	Oct - Nov 07
Oceanside B	186	$237M	63%	48%	18%	Yes	3Q 2005	4Q 2005	Feb - Mar 08

Totals	1,791	$2,131M	86%	79%	18%

*	Does not count as a separate tower
@	In the event of a default in a HUD building, the company may retain no more than 15% of the total purchase price of the unit. Any additional deposit must be returned to the buyer.
^	An additional 10% is due when the tower is topped off.
[t]	Expected closing date based on current construction schedule.

Summary of Land Controlled

September 30, 2006

Region	Remaining Planned Units	Units in Backlog as of 9/30/06	Value in Backlog as of 9/30/06	Spec Units in WIP	Finished Spec and Model Units	Total Units Remaining	% Owned
Traditional Homebuilding (Including Lots)
Florida
Miami / Ft. Lauderdale	2,075	432	$432.2	75	10	1,558	100%
Naples / Ft. Myers	4,275	163	111.9	143	83	3,886	100%
Palm Beach / Indian River	1,075	47	34.4	5	19	1,004	54%
Palm Coast / Jacksonville	25	1	1.1	18	6	—	100%
Perdido Key	125	—	—	12	1	112	100%
Tampa / Sarasota	4,725	352	233.5	116	43	4,214	83%
Mid-Atlantic	450	59	83.5	27	26	338	78%
Northeast	2,150	242	126.2	25	21	1,862	77%

Traditional Homebuilding Total	14,900	1,296	1,022.8	421	209	12,974	87%

Tower Homebuilding
Florida
Miami / Ft. Lauderdale	1,275	513	136.8	68	1	693	87%
Naples / Ft. Myers	1,050	215	56.1	91	6	738	100%
Palm Beach / Indian River	600	309	18.6	1	—	290	62%
Palm Coast / Jacksonville	400	181	45.9	20	2	197	100%
Perdido Key	1,550	90	12.5	42	8	1,410	100%
Tampa / Sarasota	650	72	22.5	8	—	570	75%
Mid-Atlantic	275	—	—	—	—	275	100%
Northeast	475	178	91.8	28	—	269	43%

Tower Homebuilding Total	6,275	1,558	384.3	258	17	4,442	87%

Total Homebuilding
Florida
Miami / Ft. Lauderdale	3,350	945	569.0	143	11	2,251	95%
Naples / Ft. Myers	5,325	378	167.9	234	89	4,624	100%
Palm Beach / Indian River	1,675	356	53.0	6	19	1,294	57%
Palm Coast / Jacksonville	425	182	47.1	39	8	196	100%
Perdido Key	1,675	90	12.5	54	9	1,522	100%
Tampa / Sarasota	5,375	424	256.1	124	43	4,784	82%
Mid-Atlantic	725	59	83.5	27	26	613	87%
Northeast	2,625	420	218.1	53	21	2,131	71%

Total Homebuilding Total	21,175	2,854	$1,407.1	680	226	17,415	87%